EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP
                         INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-4160, 33-68376 and 33-99852) and in the registration statement on Form S-8 (No. 33-68354) of Industrial Holdings, Inc. of our report dated October 2, 1996, with respect to the balance sheets of American Rivet Company, Inc. as of August 31, 1996 and 1995, and the related statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 1996, which report appears in the Form 8-K of Industrial Holdings, Inc. dated November 18, 1996.

KPMG Peat Marwick LLP

Chicago, Illinois
January 24, 1997